Exhibit 10.31

PERFORMANCE SHARE AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF PERFORMANCE SHARES	SOCIAL SECURITY NUMBER

[Name] [Street] [City], [State] [Postal]	__/__/20__	[# of Shares at Threshold] [# of Shares at Target] [# of Shares at Maximum]	[SSN]

1.	The Grant. Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Employee”), as of the above Grant Date, (i) the number of shares of common stock of the Company (“Common Stock”) equal to the above number of performance shares at Target (the “Issued Shares”) and (ii) the right to receive an amount of additional shares of Common Stock equal to the difference between the Maximum number of performance shares and the Target number of performance shares (the “Additional Shares” and, together with the Issued Shares, the “Performance Shares”), in each case, on the terms and conditions set forth in this Performance Share Agreement (this “Agreement”) and in the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, as amended from time to time (the “Plan”). The foregoing grant of Performance Shares shall be null and void and have no effect whatsoever unless the Plan, as proposed to be amended, is approved by the shareholders of the Company at the Company’s 2006 Annual Meeting of Shareholders.

2.	Performance Period. The Performance Period for purposes of determining whether the Issued Shares will be retained and whether the Additional Shares will be issued shall be fiscal years 20__ through 20__.

3.	Performance Goals. The Performance Goals for purposes of determining whether the Issued Shares will be retained and whether the Additional Shares will be issued are set forth in the attached Performance Goals Schedule.

4.	Vesting. The determination of whether the Issued Shares will be retained and whether the Additional Shares will be issued will be based on whether and to what extent the Threshold, Target or Maximum performance level of the Performance Goals is achieved, as set forth in the attached Performance Goals Schedule and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion. Vesting of the Issued Shares and issuance of any Additional Shares will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether, and the extent to which, the Performance Goals have been achieved.

5.	Restrictions on Transfer. The Issued Shares, and the right to receive the Additional Shares, may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

6.	Forfeiture. In the event the Employee’s employment is terminated during the Performance Period, the Performance Shares shall be immediately and irrevocably forfeited, unless the Employee’s termination is by reason of:

•	involuntary termination without Cause (as defined in the Addendum to this Agreement),

•	Early Retirement or Retirement (as defined in the Addendum to this Agreement),

•	Disability (as defined in the Addendum to this Agreement), or

•	death.

In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of involuntary termination without Cause, the Employee shall be entitled to retain, and receive, if applicable, a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination) of the Performance Shares after the end of the Performance Period to the extent that the Threshold, Target or Maximum performance level of the Performance Goals is achieved, as set forth in the attached Performance Goals Schedule and as determined by the Committee in its sole discretion. In the event the Employee’s employment is terminated prior to the end of the Performance Period by reason of Early Retirement, Retirement, Disability or death, the Employee or the Employee’s estate, as applicable, shall be entitled to retain, and receive, if applicable, the Performance Shares after the end of the Performance Period to the extent that the Threshold, Target or Maximum performance level of the Performance Goals is achieved, as set forth in the attached Performance Goals Schedule and as determined by the Committee in its sole discretion. In the event of a Change in Control (as defined in the Addendum to this Agreement) prior to the end of the Performance Period, the Employee shall be entitled to retain a pro-rata portion of the Issued Shares based on the amount of time elapsed between the beginning of the Performance Period and the date of the Change in Control.

7.	Rights. Upon issuance of the Issued Shares, the Employee will, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Issued Shares (including voting rights and the right to receive any dividends or other distributions (whether cash, stock, or otherwise) paid on the Issued Shares during the Performance Period), unless and until such Issued Shares are forfeited. Nothing herein shall be deemed to grant the Employee any rights as a holder of shares of Common Stock with respect to the Additional Shares to be received, if any, unless and until such Additional Shares are actually issued to the Employee as provided herein.

8.	Legend. The Company will imprint the following legend upon each of the certificates representing the Issued Shares issued in the name of the Employee or the Employee’s beneficiary on the books of the Company, and such legend shall be and remain upon such certificates, as well as any reissuance thereof, unless and until removed pursuant to the reissuance of certificates upon vesting of the Issued Shares in accordance with this Agreement:

“The securities represented by this certificate are subject to a Performance Share Agreement, dated ______ __, 200__, by and between Apogee Enterprises, Inc. and the registered owner of such securities, and may not be sold, transferred, pledged, hypothecated, encumbered, liened, or otherwise disposed of unless in compliance with the terms of such Performance Share Agreement, a copy of which is on file at the principal office of Apogee Enterprises, Inc.”

9.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of the Issued Shares, the receipt of the Additional Shares, or subsequent disposition of any of the Performance Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Upon vesting of the Issued Shares and/or issuance of the Additional Shares by the Company, the Employee shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation or from the Additional Shares or any cash payable in lieu of some or all of such Additional Shares an amount necessary to pay, all applicable taxes required by the Company to be withheld or collected upon such payment and/or issuance of Additional Shares.

10.	Acknowledgment. This award of Performance Shares shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE

By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

ADDENDUM TO

PERFORMANCE SHARE AGREEMENT

The following terms used in the Agreement have the following meanings:

“Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

“Cause” shall mean:

(i) the willful and continued failure by Employee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness),

(ii) Employee’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or

(iii) the willful engaging by Employee in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Employee’s part shall be considered “willful” unless done or omitted to be done, by Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

“Change in Control” shall mean:

(i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A)	the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s common stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s common stock immediately prior to the consolidation or merger;

(B)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)	any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

(D)	any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(iii) the Continuing Directors cease to constitute a majority of the Company’s Board of Directors; or

(iv) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

“Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

“Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) then employing Employee.

“Early Retirement” shall mean Employee’s voluntary retirement from the Company at any time at which Employee is then at least 50 years of age and has been employed by the Company for at least 15 years.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Retirement” shall mean Employee’s normal termination of his or her employment relationship with the Company at age 65.

PERFORMANCE GOALS SCHEDULE

Performance Goals for Three-Year Performance Period

(____________, 20__ – _____________, 20__)

Performance Goal	Threshold	Target	Maximum
Average Return on Invested Capital (weighted as 33%)

Cumulative Earnings Per Share (weighted as 33%)

Market Share Growth (weighted as 33%)

Payment Levels (% of target shares)

•	Amounts payable for performance between the threshold, target and maximum performance levels will be linearly interpolated.